Exhibit 99.1

For Immediate Release

SL INDUSTRIES, INC. ANNOUNCES FINANCIAL RESULTS FOR
ITS FIRST QUARTER ENDED MARCH 31, 2008

MT. LAUREL, NEW JERSEY, May 12, 2008 . . . SL INDUSTRIES, INC. (AMEX & PHLX:SLI) announced today that revenue for the first quarter ended March 31, 2008 was $45,361,000, compared to $48,327,000 for the first quarter last year.  Income from continuing operations was $1,346,000, or $0.23 per diluted share, compared to income from continuing operations of $2,038,000, or $0.35 per diluted share, for the same period in 2007.  In addition, loss from discontinued operations was $212,000 for the first quarter of 2008, compared to a loss from discontinued operations of $371,000 for the same period last year.  As a result, for the period ended March 31, 2008, the Company recorded net income of $1,134,000, or $0.19 per diluted share, compared to net income of $1,667,000, or $0.29 per diluted share, for the same period last year.

The Company reported net new orders of $53,189,000 for the first quarter of 2008, compared to net new orders of $52,440,000 in the first quarter of 2007.  Backlog at March 31, 2008 was $61.3 million, as compared to $57.3 million a year earlier.

Commenting on the results, James Taylor, President and Chief Executive Officer of SL Industries, said, “The Company’s disappointing results were largely driven by lower performance of the Power Electronics Group.  SL Power Electronics experienced decreased bookings and sales due to the reduction of two significant customer programs, as well as generally weak demand within the marketplace.  The lower sales volume at SL Power Electronics resulted in a corresponding reduction of operating income.  Despite the disappointing quarterly result, the outlook for SL Power Electronics remains excellent.  Teal Electronics posted strong bookings and increased backlog, but reported lower sales and earnings relative to an unusually strong first quarter in 2007.”

“MTE Corporation, which is also within the Power Electronics Group, experienced strong demand in the natural resources recovery market and performed well.”

Taylor continued, “SL Montevideo Technology continued its growth in the first quarter, with increased commercial and military aerospace programs driving consistent bookings and sales growth over the period.  Moreover, the operational changes that began last year are now yielding significant improvements to gross margin and working capital management.  As lean manufacturing principles are expanded through the organization, SL-MTI should become more productive over the rest of the year.”

“RFL Electronics reported improved results in the first quarter on relatively consistent sales of its power protection products.  Period activity was largely comprised of smaller, aftermarket orders.  Increased fuel costs have adversely impacted demand in the electric utility market, further dampening capital investment by the industry.”

Taylor concluded, “As previously announced, the Board of Directors has established May 14, 2008 as the date of the Annual Shareholders Meeting for shareholders of record on March 28, 2008.  The meeting will be held at the offices of Olshan Grundman Frome Rosenzweig & Wolosky LLP, 65 East 55th Street, New York, New York at 1:00 P.M., Eastern Time.  We look forward to discussing the Company’s businesses with our shareholders at that time.”

About SL Industries

SL Industries, Inc. designs, manufactures and markets power electronics, power motion, power protection, teleprotection and communications equipment and systems that is used in a variety of medical, aerospace, computer, datacom, industrial, telecom, transportation and electric power utility equipment applications.  For more information about SL Industries, Inc. and its products, please visit the Company’s web site at www.slindustries.com.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: the effectiveness of the cost reduction initiatives undertaken by the Company, changes in demand for the Company's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, constraints on supplies of critical components, excess or shortage of production capacity, difficulties encountered in the integration of acquired businesses and other risks discussed from time to time in the Company's filings and reports with the Securities and Exchange Commission. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions.  Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Contact:

David R. Nuzzo, Chief Financial Officer, Secretary & Treasurer
E-mail: david.nuzzo@slindustries.com
Phone: 856-727-1500, ext. 5515
Facsimile: 856-727-1683

2

SL INDUSTRIES, INC.
SUMMARY CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31, 2008	December 31, 2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$0	$733
Receivables, net	30,261	30,068
Inventories, net	22,980	22,242
Other current assets	3,480	5,261
Total current assets	56,721	58,304

Property, plant and equipment, net	10,823	11,047
Intangible assets, net	28,509	28,747
Other assets	8,474	6,575
Total assets	$104,527	$104,673

Current liabilities	$23,452	$27,698
Debt	8,837	6,000
Other liabilities	9,393	9,346
Shareholders' equity	62,845	61,629
Total liabilities and shareholders' equity	$104,527	$104,673

SL INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2008	2007

Net sales	$45,361	$48,327

Cost and expenses:
Cost of products sold	30,572	32,371
Engineering and product development	3,462	3,195
Selling, general and administrative	8,248	8,544
Depreciation and amortization	916	906
Total cost and expenses	43,198	45,016

Income from operations	2,163	3,311
Other income (expense):
Amortization of deferred financing costs	(22)	(22)
Interest income	10	17
Interest expense	(123)	(323)

Income from continuing operations before income taxes	2,028	2,983

Income tax provision	682	945
Income from continuing operations	1,346	2,038
(Loss) from discontinued operations (net of tax)	(212)	(371)
Net income	$1,134	$1,667

Basic net income (loss) per common share
Income from continuing operations	$0.23	$0.36
(Loss) from discontinued operations (net of tax)	(0.04)	(0.07)
Net income	$0.19	$0.30 *
Diluted net income (loss) per common share
Income from continuing operations	$0.23	$0.35
(Loss) from discontinued operations (net of tax)	(0.04)	(0.06)
Net income	$0.19	$0.29

Shares used in computing basic net income (loss) per common share	5,853	5,641
Shares used in computing diluted net income (loss) per common share	5,972	5,768

SL INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007
Net income	$1,134	$1,667
Other comprehensive income (net of tax):
Foreigncurrency translation	(42)	(17)
Comprehensive income	$1,092	$1,650

* Earnings per share does not total due to rounding.